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                                          Registration No. 333-
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form S-8
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                 HOUSEHOLD INTERNATIONAL, INC.
     (Exact name of registrant as specified in its charter)

             Delaware                               36-3121988
(State or other jurisdiction of              (I.R.S. Employer
incorporation or organization)            Identification
                                                          No.)
      2700 Sanders Road, Prospect Heights, Illinois 60070 (Address of Principal Executive Offices) (Zip Code)

        HOUSEHOLD INTERNATIONAL 1996 LONG-TERM EXECUTIVE
                   INCENTIVE COMPENSATION PLAN
                    (Full title of the plan)

                        Chris C. Snyder
             Assistant Counsel - Corporate Finance
                 Household International, Inc.
      2700 Sanders Road, Prospect Heights, Illinois  60070
            (Name and address of agent for service)
                          847-564-6787
 (Telephone number, including area code, of agent for service)
                        With a copy to:
                         John W. Blenke
      Vice President-Corporate Law and Assistant Secretary
       2700 Sanders Road, Prospect Heights, Illinois 60070
                          847-564-6150

                CALCULATION OF REGISTRATION FEE

 Title of                      Proposed          Proposed
Securities     Amount          Maximum           maximum        Amount of
   To be        to be       Offering price      aggregate      registration
Registered   registered      per interest        offering
                 (1)          share (2)        price    (2)        fee

Household    12,000,000        $50.1563        $601,875,600    $158,895.16
Internatio     Shares
nal, Inc.
Common Stock,
$1 par value.....

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(1)   In  addition, pursuant to Rule 416(c) under the  Securities
  Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2) (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 10, 2000.
Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also covers securities registered pursuant to Registration Statement No. 33-45454.
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                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.  Incorporation of Documents by Reference.

The   information  set  forth  under  "Incorporation  of  Certain
Documents By Reference" in the Prospectus included as a part of this Registration Statement is hereby incorporated herein by reference.


Item 4.  Description of Securities.

Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

The information set forth under "Legal Opinions" and "Experts" in the Prospectus included as a part of this Registration Statement is hereby incorporated herein by reference.


Item 6.  Indemnification of Directors and Officers.

The General Corporation Law of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained in improper personal benefit. Household International, Inc.'s (the "Corporation") Restated Certificate of Incorporation, as amended, contains a provision which eliminates directors' personal liability as set forth above.

The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Delaware corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

The Corporation's Restated Certificate of Incorporation, as amended, provides for indemnification to the fullest extent as expressly authorized by Section 145 of the General Corporation Law of Delaware for directors, officers and employees of the Corporation and also to persons who are serving at the request of the Corporation as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

The Corporation has purchased liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions as set forth in the policies.


Item 7.  Exemption from Registration Claimed.

Not Applicable.

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Item 8.  Exhibits.

 4.1 Form of certificate for shares of Common stock of the Corporation. (Incorporated herein by reference to
          Exhibit 4(a) of Household International, Inc.'s registration statement on Form S-3, No. 33-_____).

 4.2            Household International 1996 Long-Term  Executive
          Incentive Compensation Plan.

 5              Opinion  of John W. Blenke, Esq., Vice President-
          Corporate  Law  and  Assistant Secretary  of  Household
          International, Inc.

23.1            Consent of Arthur Andersen LLP, Certified  Public
          Accountants.

23.2            Consent  of John W. Blenke, Esq., Vice President-
          Corporate  Law  and  Assistant Secretary  of  Household
          International,  Inc.  is  contained  in   his   opinion
          (Exhibit 5).





Item 9.  Undertakings.

The Corporation hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Act") if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (2) That, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Act, each filing of the Corporation's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

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Insofar as indemnification for liabilities arising under the  Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the provisions set forth or described in Item 6 of this Registration Statement, or otherwise, the Corporation has been advised that in the opinion of the
Securities  and  Exchange  Commission  such  indemnification   is
against  public policy as expressed in the Act and is, therefore,
unenforceable.   In  the event that a claim  for  indemnification
against  such  liabilities  (other  than  the  payment   by   the
Corporation of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Corporation by such director, officer or controlling person, in connection with the securities registered hereby, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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                              SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, and State of Illinois, on the 14th day of May, 1996.

                                   HOUSEHOLD INTERNATIONAL, INC.


                                   By   /s/ William F. Aldinger
                                          William F. Aldinger
                                             Chairman and
                                        Chief Executive Officer

     Each person whose signature appears below constitutes and appoints
J. W. Blenke, L. S. Mattenson and P. D. Schwartz and each or any of them (with full power to act alone), as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her in his/her name, place and stead, in any and all capacities, to sign and file, with the Securities and Exchange Commission, any and all amendments (including post-effective amendments) to the Registration Statement, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or their substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 14th day of November, 2000.

          Signature                          Title


    /s/ William F. Aldinger             Chairman, Chief Executive
     (William F. Aldinger)              Officer, and Director (as
Principal Executive Officer)

    /s/ Robert J. Darnall               Director
     (Robert J. Darnall)


    /s/ Gary G. Dillon                  Director
     (Gary G. Dillon)



    /s/ John A. Edwardson               Director
     (John A. Edwardson)




   /s/ Mary Johnston Evans              Director
     (Mary Johnston Evans)



   /s/ J. Dudley Fishburn               Director
     (J. Dudley Fishburn)



   /s/ Cyrus F. Freidheim, Jr.          Director
     (Cyrus F. Freidheim, Jr.)



   /s/ James H. Gilliam, Jr.            Director
    (James H. Gilliam, Jr.)

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   _________________                    Director
    (Louis E. Levy)



   /s/ George A. Lorch                  Director
     (George A. Lorch)



   ___________________                  Director
     (John D. Nichols)



   /s/ James B. Pitblado                Director
     (James B. Pitblado)



   /s/ S. Jay Stewart                   Director
     (S. Jay Stewart)



   /s/ Louis W. Sullivan, M.D.          Director
    (Louis W. Sullivan, M.D.)






   /s/ David A. Schoenholz              Group Executive -Chief
     (David A. Schoenholz)              Financial Officer (as
                                        Principal Accounting and
                                        Financial Officer)